Exhibit 99.1

Call Participants

EXECUTIVES

Anthony V. Cosentino

Executive VP & CFO

Mark A. Klein

Chairman, President & CEO

Steven A. Walz

Executive VP & Chief Lending Officer

ANALYSTS

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

ATTENDEES

Sarah S. Mekus

The State Bank and Trust Company

Presentation

Operator

Good morning, and welcome to the SB Financial Fourth Quarter and Full Year 2025 Conference Call and Webcast. I would like to inform you that this conference call is being recorded. [Operator Instructions].

I will now turn the conference over to Sarah Mekus with SB Financial. Go ahead, Sarah.

Sarah S. Mekus

The State Bank and Trust Company

Thank you, and good morning, everyone. I’d like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com.

Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Steve Walz, Chief Lending Officer.

Today’s presentation may contain forward-looking information. Cautionary statements about this information as well as reconciliations of non-GAAP financial measures are included in today’s earnings release materials as well as our SEC filings. These materials are available on our website, and we encourage participants to refer to them for a complete discussion of risk factors and forward-looking statements. These statements speak only as of the date made, and SB Financial undertakes no obligation to update them.

I will now turn the call over to Mr. Klein.

Mark A. Klein

Chairman, President & CEO

Thank you, Sarah, and good morning, everyone. Welcome to our fourth quarter 2025 conference call and webcast.

The fourth quarter and full year 2025 results reflected continued strong execution across our franchise, delivering one of the strongest earnings quarters and year in our history. This includes a stronger presence in our core markets and steady progress in select expansion wins.

Notably, we achieved this performance in a year where industry-wide mortgage activity including volume at State Bank remained clearly under pressure. Throughout the quarter and year, we focused on disciplined lending, balanced loan and core deposit growth, prudent expense management and maintaining strong credit fundamentals while navigating a fairly competitive environment.

As we pivot from 2025, we believe our well-capitalized balance sheet, diversified business lines and revenue model, sound asset quality, and disciplined approach to capital management position us well to support prudent growth and long-term value creation for our shareholders.

Some highlights for the quarter and full year include net income of $3.9 million, diluted EPS of $0.63, up $0.08 or approximately 15% compared to the prior year quarter. When considering the service rights recapture adjusted EPS of $0.65, marking our 60th consecutive quarter of profitability.

For the full year, our GAAP EPS of $2.19 represents the second highest per share earnings performance in the last 20 years and a 27% lift over our 2024 EPS of $1.72 and 18% over our 2025 budget. Clearly, a very successful year for SB Financial.

Tangible book value per share ended the quarter at $18, up from $16 last year or a 12.5% increase. Adjusted tangible book value now rests at $21.44 per share and drives our current market price to reflect an approximate 100% threshold. Net interest income for the quarter totaled $12.7 million, an increase of nearly 17% from the $10.9 million in the fourth quarter of 2024.

From the linked quarter, net interest income increased 3.1% and for the year rose to $48.4 million, representing an increase of $8.5 million or 21%. Interestingly, 50% came from a larger balance sheet and 50% from wider margins.

Recurring net interest margin revenue now represents nearly 75% of our total revenue, reflecting a larger balance sheet and expanded margins as fee-based business line revenue pulled back from our historical average of 35% to just 26%.

Loan growth for the quarter was $70 million or an increase of 25% on an annualized basis. On a year-over-year basis, we delivered growth of $133.9 million or 12.8% and now marks 7 consecutive quarters of sequential loan growth.

Our trajectory has enabled us to also outpace our peer performance and those at the 75th percentile. Driving our acceleration was our meaningful commercial lending activity in and around the Greater Columbus market of over $73 million this year with a solid contribution also from our new ag lender located here in Northern Ohio.

Total deposits increased this quarter by $45 million or 14% on an annualized basis. On a year-over-year basis, our deposit growth escalated by nearly $155 million or 13%. This expansion includes $47 million related to the Marblehead acquisition. Strong organic deposit growth continued to support balance sheet expansion and liquidity. Deposit balances and client relationships at Marblehead have remained stable, and retention trends have been well in line with our expectations.

Excluding acquired balances, deposits grew 9.3% compared to the prior year, reflecting continued engagement with our client base across all 7 of our regional markets.

Importantly, our balance sheet remains liquid and well positioned for continued growth. At quarter end, we held approximately $50 million in excess liquidity and had ready access to $160 million in outstanding debt capacity, each providing meaningful flexibility to support organic growth, capital deployment and potential strategic acquisitions.

Total assets under our care expanded this quarter by $62 million, representing annualized growth of 7%, this quarterly growth was a derivative of our annual trend that enabled us to reach now the $3.6 billion mark. This number includes bank assets of $1.5 billion, a nearly 9,000 household residential servicing portfolio of $1.5 billion and wealth assets of $566 million.

Together, this diversified asset base provides meaningful revenue diversification and certainly supports performance across a number of varying market conditions. Mortgage originations for the quarter were $72.4 million, down from the prior year, but up compared to the linked quarter. We do still see a solid pipeline in the $25 million to $30 million range. Obviously, the pipeline can be extremely fluid as even a 0.25 point drop in rates would potentially move reluctant buyers off the sidelines into the market, albeit with limited housing inventory that we’ve discussed for a number of quarters.

Operating expenses declined approximately 2.3% from the linked quarter and were up slightly compared to the prior year. Full year expense growth, excluding the onetime merger costs, was 7.7%, well below the 15.1% full year 2025 revenue growth, resulting in core operating leverage of 2x. Asset quality metrics continue to reflect the overall strength of the portfolio during the quarter with nonperforming loans to total loans declined to 0.39%, down from both the linked quarter and prior year period.

Nonperforming assets also decreased on both a sequential and year-over-year basis, reflecting continued progress in resolving problem credits and maintaining disciplined credit oversight. While we did see some isolated pressure in certain credit relationships, we are actively addressing and resolving those exposures to continue to make progress to sustain our overall credit quality.

Our strategy remains anchored in our key 5 strategic initiatives: Growing and diversifying revenue, greater footprint and scale for efficiency, a larger share of the client’s wallet, which is all about scope, operational excellence and, of course, always asset quality.

Looking a little closer at revenue diversity. As I mentioned, mortgage originations totaled approximately $72.4 million during the quarter. While activity remained slightly below the prior year period, production continues to improve compared to earlier quarters in the year, reflecting gradual softening in Freddie-Fannie fixed rate salable products.

Clearly, we had higher expectations for the residential market this past year with a support team that has remained in place to deliver a far higher volume number. Overall, the $278 million in annual volume missed our budget level by approximately 28%, but we were pleased that compared to the prior year, volume was higher by over 8%. And most importantly, our loan sales volume eclipsed the 2024 level by nearly $34 million or 16%.

Also, 2025 did not provide the historical boost to volume that we typically experience from refinance activity. For the year, 73% of our volume was purchase activity with another 6% from construction, supplemented by 20% from refinance from both internal and external clients new to State Bank.

On a positive note, the fourth quarter’s originations contained over 42% in refinance volume as clients took advantage of a window of several rate reductions during the quarter. Noninterest income was down by 18.6% from the prior year quarter at $3.7 million and down 12.6% from the linked quarter.

For the entire year, our noninterest income was approximately $17.1 million and right at recent year’s levels. The decrease from the fourth quarter of 2024 was primarily driven by decreased mortgage servicing rights as well as other fee-based business line revenue.

Peak Title made great strides throughout the year to not only expand contacts outside of State Bank, but to also leverage internal referral resources, each contributing to a full year improvement in revenue of $413,000, up to $2 million or an increase of 25% and expansion in net income of $219,000, up 60% to $583,000.

We have hinted at new initiatives within our Wealth Management group over several quarters that reflect the expanded resources and capabilities from our partnership with Advisory Alpha. We’re excited to bring a number of their professionals, bench strength and talents to our markets to help build our client base as well as inform the public on market dynamics and investment strategies. The latter being just one example of the expanded advice and product knowledge that will be brought to bear throughout our footprint beginning in 2026.

On the scale front, Marblehead team that we acquired is now fully embedded with State Bank platform and operating under one unified operating model, allowing us to deepen relationships and pursue new business opportunities in that market. The successful conversion of Marblehead’s customers into our core system in October marked the final step in aligning operations and technology and positions us to scale efficiently going forward.

As a result, the acquisition has transitioned from integration to execution, providing us with an established presence in a new market with nearly 2,500 deposit accounts that bear a weighted average rate of just 1.35% and provides a solid foundation for organic growth beyond the initial transaction.

As noted earlier, deposit growth, both inclusive and exclusive of acquired balances, was an important contributor to earnings performance in 2025 with total deposits improving to $1.3 billion. The strength of our deposit base continues to support balance sheet liquidity and provides flexibility to fund our ongoing loan growth. This funding profile remains a key element in our ability to support clients while maintaining disciplined balance sheet management. Again, we have grown loans now for 7 consecutive quarters with the 2025 annual growth rate of 12.8%, finishing well above our historical average of high single digits.

Our continued success in the Columbus market is a model that we expect to translate more into our other 6 regions in 2026. Additionally, we have witnessed early success in the de novo expansions of Napoleon, Ohio and Angola, Indiana markets with nearly $15 million in loan growth during the quarter.

Also, we are leveraging our strategic focus on the Fort Wayne, Indiana market with a new additional commercial lender. Fort Wayne continues to be a growth market that houses significant upside for organic balance sheet expansion in 2026 and well beyond. More scope in our relationships with our clients.

During the quarter, we continued to build on our client-centric approach to growth, focusing on building durable relationships and expanding client engagement across all markets. As we continue to invest in both newer and established markets, we continue to evaluate how our physical presence, staffing and resources are best positioned to support sustainable growth and solidify long-term client relationships.

As we’ve noted in prior quarters, ongoing consolidation across our markets has continued to create opportunities to engage clients. In fact, this quarter, we saw continued success converting that activity into meaningful relationships and growth that after just 8 months is boarding around $80 million in new loans and deposits to our company.

Our focused calling efforts remain an important contributor to this growth initiative and continue to support both new and existing clients across our 20 community base. A center post of our operating model continues to rest in our ability to optimize interdependence and to ensure that no client in need of a full relationship is left behind. This past year, that optimization led to our 7 business lines identifying nearly 1,400 referrals with 53% or 734 referrals successfully closing that delivered $92 million in new business for our company.

Operational excellence. As we indicated in previous quarters, we believe that agricultural lending opportunities have begun to surface in many of our markets. The new agricultural lender that we recently added is a highly seasoned professional with a sizable book and strong track record of production. When we combine this level of experience with our 25-year ag production leader, we further strengthen our potential and positions us well for continued growth in this sector.

Interestingly, this initiative has already delivered funded loan growth of $19 million or 20% in that portfolio with another $3 million of core deposits.

Finally, asset quality. Our asset quality remains one of our competitive advantages. It allows us to embrace measured credit risk opportunities by driving balance sheet growth while expanding margin revenue. As I mentioned, charge-offs rose to 4 basis points from 0 basis points in the third quarter, but were only 2 basis points for all of 2025.

Nonperforming assets totaled $4.7 million. We remain focused on maintaining our strong asset quality as demonstrated by our continued management of our criticized and classified loans, which stood at $5.7 million, down from $5.8 million in the linked quarter and $6.4 million in the prior year.

Our allowance for credit losses remained a robust 1.36% of total loans, now providing 352% coverage of nonperforming assets. We expect to make more progress in the first half of 2026 to further reduce our NPL portfolio. We have workout plans in place that should deliver improved metrics with certainly minimal losses.

I’d like to turn the call over to our CFO, Tony Cosentino, for some additional comments on our quarterly performance. Tony?

Anthony V. Cosentino

Executive VP & CFO

Thanks, Mark, and good morning, everyone. Let me outline some additional highlights and details of our fourth quarter and full year results.

On the income statement, in the fourth quarter, total operating revenue increased to $16.4 million, representing a 6.3% increase from the prior year period and a 1% decrease from the linked quarter.

As Mark mentioned, net interest income was the primary driver of revenue growth, up 17% year-over-year. The increase was supported by higher loan balances and continued portfolio repricing, while interest expense increased during the quarter at a more measured pace.

Loan-related interest income totaled $17.3 million for the quarter, supported by continued growth in average loan balances and the ongoing repricing of the portfolio. Loan yields were consistent from the linked quarter at 5.94% and increased 19 basis points year- over-year. As a result, the yield on earning assets improved by 17 basis points to 5.32%.

Our full year ROA was 93 basis points, up 11% from the prior year, with our pretax pre-provision ROA for the year increasing to 1.33%, a 21 basis point improvement over the ’24 full year performance. Total interest expense for the quarter of $6.6 million was up $610,000 or more than 10% from the prior year. And for the full year, interest expense increased by $1 million compared with a $9.5 million increase in interest income, reflecting favorable balance sheet growth and pricing dynamics within our markets.

Our average rate on interest-bearing liabilities was 2.34% for the quarter, declining by 1 basis point from the prior year, but up 1 basis point from the linked quarter. Funding costs benefited from continued core deposit growth and a favorable deposit mix shift across our markets. While funding costs may trend higher over time as rate dynamics evolve, we continue to see opportunities through ongoing asset repricing and the reinvestment of lower-yielding securities into higher-yielding assets to support net interest income.

Our decline in noninterest income from the linked and prior year quarters was a reflection of a negative contribution from other noninterest income, driven by an OMSR impairment during the quarter. Core fee-based revenues remained relatively stable, though the stronger contribution from net interest income reduced our reliance on fee-based revenue that historically was required to drive our top quartile financial performance.

Our total mortgage banking contribution this quarter of nearly $1.5 million was down compared to the prior year, but in line with the linked quarter. Aggressive sales and continued opportunistic hedging resulted in the highest level of gain on sale revenue since the peak pandemic year of 2021. We fully expect that volumes will climb in 2026 by low to mid-double digits while maintaining our traditional sales level of 85%.

Operating expenses for the fourth quarter remained in line with recent trends, reflected continued discipline around cost management. Overall, noninterest expense declined 2.3% from the linked quarter, but increased 2.1% compared to the prior year. Headcount remained largely unchanged from the prior year as staffing additions in Marblehead and other select areas were offset by efficiencies elsewhere in the company.

Reviewing the balance sheet. As Mark noted, loan and deposit growth continued to support earnings performance during the year. Entering 2026, we believe our balance sheet is well positioned to support ongoing organic loan growth that is expected to be funded primarily through continued deposit growth and reallocation of bond proceeds, consistent with our long-standing balance sheet strategy.

We continue to benefit from a stable core deposit franchise that has historically funded the majority of our asset growth. Wholesale borrowings remain a complementary funding source, and our overall contingent liquidity position remains strong at over $550 million.

All of our liquidity ratios are well within internal policy between 5% to 10%, and we continue to have access to the wholesale market should retail deposit growth lag expectations. Our loan-to-deposit ratio moved slightly higher compared to the linked quarter at 90.3%, but continues to fall within our targeted operating range of 90% to 95%. Given the stability of our deposit base and predictable deposit behavior, we believe our funding profile appropriately balances profitability, liquidity and risk as we move into the coming year.

On capital management, during the fourth quarter, we purchased nearly 32,000 shares of our stock at an average price of just under $21, which was roughly 114% of tangible book and 96% of tangible book when adjusted for AOCI. For the full year, we repurchased a little over $283,000 for $5.5 million, using 40% of our earnings with an average price year-to-date of just over $19 per share.

Tangible book value per share was up 12.5% year-over-year and was up from the linked quarter by $0.79, driven by a $1.9 million benefit on AOCI, higher earnings and a reduction in share count from the buyback.

Lastly, on asset quality. Total delinquencies increased 4 basis points from the linked quarter to 49 basis points. Compared to the prior year, total delinquent loans decreased by $1.6 million. Total classified loans also declined from the prior year by approximately $816,000 or 15%. Our allowance for credit losses increased approximately $171,000 during the quarter, reflecting continued loan growth and changes in portfolio mix, while the allowance as a percentage of total loans declined 8 basis points as loan growth outpaced our reserve build. Overall, reserve levels remain aligned with portfolio risk characteristics, recent loss experience and current credit quality trends.

I’ll now turn the call back over to Mark.

Mark A. Klein

Chairman, President & CEO

Thank you, Tony. We remain encouraged by our positioning as we enter 2026, supported by strong credit fundamentals, a growing balance sheet, larger footprint, disciplined expense control and capital management. We continue to see a healthy loan pipeline and benefits from a stable core deposit base that together provides a solid foundation to support performance improvement.

As we look around the corner, we intend to focus on disciplined execution across all markets to optimize the production capacity of our entire lending team. Likewise, we intend to drive cross-sales in our 27 office retail footprint to grow core deposits as we balance projected growth metrics and identify the most prudent path to deliver long-term value for our shareholders.

We recently announced a dividend of $0.155 per share, equating to approximately 2.8% yield and just 25% of our earnings. This will complete our 13th consecutive year of increasing our annual dividend payout to our shareholders.

In summary, we continue to believe the current environment presents attractive opportunities to accelerate our growth. Our capital levels provide the flexibility, our collective knowledge of the path to a broader footprint and our attitude of persistent dissatisfaction with our performance, will deliver our short-term goal to build a high-performing $2 billion balance sheet.

Now I’ll open the call for any questions. Sarah?

Sarah S. Mekus

The State Bank and Trust Company

Operator, we’re now ready for some questions.

Question and Answer

Operator

[Operator Instructions]. Our first question comes from Brian Martin with Janney Montgomery.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Maybe just a couple of things for me. Maybe, Tony, can you comment a little bit on, or just elaborate on your comments on margin and just kind of your outlook here. I think last quarter, we talked, it seemed as though deposit pricing was a bit more of a concern given the environment, both for growth and the rates. And I guess in that context, and then also just remind us what repricing on the asset side you have that is maybe a bit of a tailwind to some of that deposit offset?

Anthony V. Cosentino

Executive VP & CFO

Sure. I’ll address the deposit side first, and Steve and Mark can comment on repricing, although a little bit of fact.

I think we did see in the quarter, deposit pricing show some stress in terms of higher competitive pricing and more requests from our current client base for something in the mail that causes us to rethink where we are. So we ended the quarter with NIM at, call it, 3.51%. We’re forecasting that, that’s going to kind of gradually move down in 2026, probably 5 to 7 basis points, I would guess, by the time we sit here next year based exclusively on, I think, a higher funding cost mix.

And we’re going to start to see a little bit of pressure of deposits that we have on our books today that will be under pressure to move out, I think that will be relevant in 2026. We still do have a portion of our assets that are going to reprice. As we sat here last year at this time, it was probably $250 million of contractual repricing. Probably half of that has finished during 2025.

I think we have about $125 million to $140 million of remaining loans that are contractually slated to reprice in the first 9 months of 2026.

Mark A. Klein

Chairman, President & CEO

Yes. From the loan side, Brian, and Steve can weigh in here. But certainly, the loans we’re finding are of high quality, and we continue to price at or above the margin. So I would think those would be accretive to a NIM, Tony, and our total operating revenue. Certainly, continued pricing pressure out there because competition is stiff. But we found the deals that we’ve wanted, albeit with a certain level of concentration in and around that Columbus market.

But in 2026, we’re looking for more inertia from our other 6 or 7 markets that last year found it difficult to expand beyond their current level. But we’re certainly optimistic this year that we’ll continue to book more loans again, at or above the margin. And Steve, you might have some comments on what we’re seeing, what the pipeline looks like and what those rates are on a variable basis?

Steven A. Walz

Executive VP & Chief Lending Officer

Yes. Certainly, pipeline remains stable and expect continued performance that we’ve enjoyed here much of ’25. And last comment on the repricing expectations, Brian, we kind of anticipated that we would retain those loans as they reprice when we were talking about this last year. That has proven to be the case as our spreads were appropriate to the market.

We do examine upcoming loan reprices on a regular basis and get out in front of any that we think may be a challenge in effort to retain those. So our experience has been very good. We expect that to continue, as Tony said, in ’26.

Mark A. Klein

Chairman, President & CEO

And Brian, that last comment. Obviously, the word of the year for ’26 for us and maybe many other banks is deposits and making sure that we reap some of those relationships that have deposits at other banks that we’re going to be making loans at the margin and greater is to fund it with progressively lower deposit yield. So we look to be making sure that that’s a focus in ’26 is delivering that lower cost funding that’s going to keep and be accretive to that 3.51% margin, Tony.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. And just the current pricing, I don’t know, Steve, just in terms of what you’re seeing new production come on at, where is that at?

Steven A. Walz

Executive VP & Chief Lending Officer

I think, Brian, typically, we’re seeing that stay stable in the, I’ll call it, 300 basis points over a corresponding treasury, for example. And we’ve enjoyed the ability to price up and down as those rates move.

Anthony V. Cosentino

Executive VP & CFO

And we’ve traditionally priced at, call it, either the 3- or the 5-year treasury. That’s probably where 90% of our loan volume is priced at relative to that index.

Mark A. Klein

Chairman, President & CEO

With the caveat that deposits need to come along with relationships. It’s the same narrative, Brian, that’s going on in all banks, but again, it’s all about execution.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Right. No, understood. And maybe just on the mortgage side, Tony, just you made some comments in the call, but was it about 10% growth on mortgage production, I guess, is that how you’re thinking about 2026 at this point? I know you said there’s still a high sales volume or high sales percentage, but just in terms of actual volume or production, how do you feel about that?

Anthony V. Cosentino

Executive VP & CFO

Yes. So kind of our $280 million, if you’re 15% on my calculation gets us to about a $325 million, 10% is, call it, $310 million. So I think we’re safely in a low to mid-single-digit growth rate for 2026. I think Mark would say that given our desire and our model to get additional lenders, we might push that on the upper end of that number to the $350 million to $375 million range. But I think with our current staff and process and what we’re seeing on pricing, I think that $310 million to $325 million, $330 million range is well in hand for 2026.

Mark A. Klein

Chairman, President & CEO

The other thing, Brian, I’d add to that is that we’re committed to finding about what, 4 or 5 additional mortgage lenders. We have 23 now. We’re looking for a couple more in not only the Cincinnati, but the Indi market plus up in the Northwest Ohio footprint. And as we’ve indicated a number of times before, our backroom remains built for that something in that $400 million plus number.

So we’ve got the capacity. We’ve retained the capacity to make sure that we can feel that additional volume when rates drop. And of course, we all know that if Trump had his way, we’d have a 5 handle on a 30-year mortgage. And we think that’s going to be bullish for 2026, and we’re going to be prepared to take the market as it unfolds.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. Okay. And maybe just last 2, just on the expense side, Tony, I mean, you guys have done a great job there. I guess, just in terms of keeping a lid on cost this year, I guess, what are you thinking about in terms of type of expense growth, maybe annual expense growth or just big picture commentary on how you’re thinking about expenses looking into ’26?

Anthony V. Cosentino

Executive VP & CFO

Yes. I think that’s a great question. I mean I think we had really double luxury in ’25 that revenue growth was really spectacular, but we were able to really get some efficiencies done on the expense side. We had some positions that left, and we were able to do more with less people and reallocate and do those kinds of things. I don’t know that we’ve got some of those on the handle for ’26 for more reallocation.

I do think expense growth will be still pretty well maintained kind of in that 3.5% to 4% range on the back end. But I do think positive operating leverage will still be 1.5 to 2x in 2026. So that, to me, is the driver for us on everything that we look at. And Mark has tasked me with taking care of the expense side, and we’re going to look at every opportunity. We got a number of things in ’26 with our sub debt coming together and some other things that have the potential to help or hurt our, call it, bottom line. So we’ve got a lot of things that are in place that we need to work on.

Mark A. Klein

Chairman, President & CEO

We certainly, Brian, have been optimistic about improving that operating leverage on the revenue side, but I’ve challenged Tony in 2026 here to move the lever on the other side, which is the expense side. And do some things that we think are going to widen that operating leverage and drive net income on up to the $15 million mark for 2026.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. And you talked about the loan pipelines. They’re still pretty healthy today. I think I heard that’s the key driver here, just given maybe the margin stability or a little bit lower that you’re talking about, that’s really the driver of NII growth as we look to ’26?

Mark A. Klein

Chairman, President & CEO

Well, as I mentioned in our little presentation there, Brian, half of our $8 million expansion in operating revenue, half came from a bigger balance sheet and half came from wider margins. So we’re looking for more scale, try to constrain expenses to drive revenue and net income higher. But our pipeline, Steve, stands pretty good. We’ve certainly had options with a number of commercial lenders across our entire I don’t know, 15-county footprint. We certainly had a plethora of opportunities, but I’m not sure where the pipeline stands like today.

Steven A. Walz

Executive VP & Chief Lending Officer

Yes. As Mark referenced, Brian, certainly, Columbus is a great story for us and drove the bulk of growth for us, and we expect that demand to continue into ’26. That said, as Mark noted, we added a strong ag lending presence in the latter half of ’25 that we’ve seen benefits from and expect continued benefit as well as the addition very recently of more capacity in Fort Wayne, which is a great market.

We expect increased participation from those other urban markets going forward as well as really the Marblehead story. We think there remains opportunity there for a little more commercial participation given our growth in that environment.

Mark A. Klein

Chairman, President & CEO

And Brian, last comment. Everyone is aware of the consolidating landscape, and we’ve launched a strategy to seize upon that disruption and the crack in the landscape. And as I mentioned, we’re at about $80 million of incremental additional business on a goal of $500 million. So we set the bar really high.

We may not get there because we’d have to drop maybe our credit standards to pull that off. But nonetheless, that’s what we talk about, and that’s what we’re impassioned with, and that’s going to be the crux of a lot of our growth in 2026.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. And the last one was just on credit quality. It sounds like there’s a bit of improvement coming. But just in general, is that kind of how to think about it? And just the reserve levels where they’re at today, given the quality, how do you feel about that as you go into ’26?

Steven A. Walz

Executive VP & Chief Lending Officer

Yes. I think, Brian, on the credit quality standpoint, I’ve become a broken record on this admittedly. It has taken us longer than we would like to resolve some of these credits. So while we’ve seen improvement, it’s been slower than we desired. The good news is that pace is not a function of resolving credits and then having new ones crop up is the time it has taken us to resolve existing. We do, as I’ve mentioned before, have a very robust internal loan review process. We think we have a good handle on our portfolio and know it well. So we do expect that continued improvement in ’26 as we resolve credits that, again, frankly, have taken longer than anticipated.

Anthony V. Cosentino

Executive VP & CFO

Yes. And I would just to add a little bit there, Brian. I think as we’ve talked about on a number of these calls, we feel positive about our review process and where we are from a credit quality standpoint. Obviously, we have a pretty robust loan growth level. We still expect to fund provision relatively flat to what we did in 2025. That probably trends down our reserve ratio 3 or 4 basis points by the time we get to this time next year, but we still feel a 130 reserve ratio puts us well at the top end of our peer group and in really good shape relative to our nonperforming profile that we’re going to have at that time.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Congrats on a great finish to the year and look forward to ’26.

Mark A. Klein

Chairman, President & CEO

Brian, thanks. Looking forward to catching up with you in a few days.

Anthony V. Cosentino

Executive VP & CFO

Appreciate your support, Brian.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Mark Klein for any closing remarks.

Mark A. Klein

Chairman, President & CEO

Yes. Thanks, everyone. Thanks for joining us this morning. Certainly, we look forward to speaking with you in April and giving you the details on our first quarter 2026 operating results. Have a good day, and talk soon.

Operator

The call has now concluded. Thank you for attending today’s presentation. You may now disconnect.